Exhibit 99.1
N E W S R E L E A S E

Contact:	Media	Investors
	Deanne Lane	Edmund E. Kroll, Jr.
	(314) 725-4477	(212) 759-0382

CENTENE SUBSIDIARY INITIATES TERMINATION OF MEDICAID CONTRACT
WITH COMMONWEALTH OF KENTUCKY

ST. LOUIS (OCTOBER 17, 2012) - Centene Corporation (NYSE: CNC) announced today that its subsidiary, Kentucky Spirit Health Plan (Kentucky Spirit), has notified the Cabinet for Health and Family Services that it is exercising a contractual right that it believes allows Kentucky Spirit to terminate its Medicaid managed care contract with the Commonwealth of Kentucky effective July 5, 2013. In addition, Kentucky Spirit has filed a formal dispute with the Cabinet for damages incurred under the contract.

“Since the inception of the contract, we have been in discussions with the Cabinet about our concerns with the Medicaid managed care program but have been unable to resolve our differences. Consequently, we do not believe there is a viable path to a sustainable managed care program in Kentucky,” said Jesse Hunter, Executive Vice President of Operations for Centene. “As a result, we are in the unfortunate position of having to take steps to terminate the contract and exit the market.”

 “Kentucky Spirit remains committed to a smooth transition for the members that we currently serve, and we will continue our tradition of quality healthcare during this period,” said Jean Rush, Chief Executive Officer and Plan President.

Consistent with the steps taken as mentioned above to terminate the Kentucky contract effective July 5, 2013, Centene anticipates recording a pre-tax premium deficiency reserve ranging from $60 to $70 million related to the Kentucky operations in the quarter ended September 30, 2012.

Third quarter results will be released on October 23, 2012 and operating results, excluding the premium deficiency reserve related to Kentucky, are expected to be in line with the forecast incorporated into the Company's previously communicated annual guidance. As a reminder, the Company is currently in its “quiet” period until the release of the third quarter results.

About Centene Corporation
Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and long-term care, in addition to other state-sponsored programs, and Medicare (Special Needs Plans). Centene's CeltiCare subsidiary offers states unique, "exchange based" and other cost-effective coverage solutions for low-income populations. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, and pharmacy benefits management. More information regarding Centene is available at www.centene.com.
The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, uncertainties in Centene's reserve estimates, provider and state contract changes, including the expiration, termination, cancellation or suspension of Centene's Medicaid Managed Care contracts, uncertainties in Centene's estimates of exit and other costs related to any expiration, termination, cancellation or suspension of such contracts, as well as those factors disclosed in the Company's publicly filed documents.

###